Exhibit (h)(17)

SECOND AMENDED AND RESTATED

SECURITIES LENDING AGENCY AGREEMENT

SECOND AMENDED AND RESTATED AGREEMENT (this “Agreement”), effective as of July 31, 2012 , between each of MASSMUTUAL SELECT FUNDS , MASSMUTUAL PREMIER FUNDS, MML SERIES INVESTMENT FUND, and MML SERIES INVESTMENT FUND II on behalf of their respective individual series listed on Schedule A, which may be amended from time to time (each a “Fund” or “Lender” hereunder) and STATE STREET BANK AND TRUST COMPANY, a trust company organized and existing under the laws of the Commonwealth of Massachusetts (the “Bank”).

WHEREAS, the Bank and the Lender have previously entered into an Amended and Restated Securities Lending Agency Agreement dated September 1, 2007, as amended, and now wish to amend and restate said previous agreement and replace it in its entirety with this Agreement; and

WHEREAS, the Bank currently acts as custodian for securities held by it in the Account (as defined below) from time to time on behalf of the Lender; and

WHEREAS, the Lender desires to continue its appointment of the Bank as its agent for the purpose of lending certain securities in the Account as more fully set forth below; and

WHEREAS, the Bank has agreed to act as the Lender’s agent for such purpose pursuant to the terms hereof;

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meaning assigned to them in the applicable Securities Borrowing Agreement.

1.1 “Account” shall mean the custodial account or accounts established and maintained by the Bank on behalf of the Lender for the safekeeping of securities and monies received by the Bank from time to time.

1.2 “Approved Investment” shall mean State Street Navigator Securities Lending Trust Prime Portfolio or such other investment as agreed in writing by Lender and Bank.

1.3 “Authorized Person” shall be any officer of the Lender and any other person, whether or not any such person is an officer or employee of the Lender, duly authorized by corporate resolutions of the Board of Directors or Trustees, as the case may be, of the Lender to give Oral and/or Written Instructions on behalf of the Lender, such persons to be designated in a Certificate which contains a specimen signature of such person.

1.4 “Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering Government Securities (as defined herein), its successors and nominees.

1.5 “Borrower” shall mean any entity named on the Bank’s approved list of borrowers, including without limitation State Street Bank and Trust Company, which list will be supplied by the Bank to Lender periodically, and upon request (the “Approved Borrowers Schedule”). Lender may restrict lending its securities to any Borrower on the Approved Borrower Schedule by written notice to the Bank. The Lender will promptly notify the Bank if at any time:

(a) any potential Borrower which is a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”), a broker-dealer exempted from registration under Section 15(a)(1) of the 1934 Act as a dealer of exempted Government securities, or a bank, has discretionary authority or control with respect to the investment of any Securities available for Loan, or

(b) any potential Borrower not described in clause (a) above is a party who is with respect to the Lender in such a position that a loan would be considered a conflict of interest under applicable law.

If the Lender provides such notice, the Bank shall take appropriate action to prevent the Lender from engaging in a Loan with any potential Borrower so identified by the Lender. The Bank shall be entitled to rely upon such notices from the Lender (and the absence of such notices) in its operation of this securities lending program.

1.6 “Cash Collateral” shall mean United States Dollars, including without limitation, fed funds and New York Clearing House funds

1.7 “Certificate” shall mean any notice, instruction, schedule or other instrument in writing, authorized or required by this Agreement to be given to the Bank, which is actually received by the Bank and signed on behalf of the Lender by an Authorized Person or a person reasonably believed by the Bank to be an Authorized Person.

1.8 “Collateral” shall mean cash (US currency) delivered by a Borrower to secure its obligations under a Securities Borrowing Agreement.

1.9 “Collateral Account” shall mean a segregated account established and maintained by the Bank for the purpose of holding Collateral (if not invested in an Approved Investment) and Approved Investments, interest, dividends and other payments and distributions received with respect to Collateral and Approved Investments (“Distributions”), and any Securities Loan Fee paid by Borrowers in connection with Securities loans hereunder. Bank is also hereby authorized on behalf of Lender to request a third-party bank to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower pursuant to the terms hereof. In connection therewith, Bank may instruct such third party bank to establish and maintain a Borrower’s account and

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a Bank account wherein Collateral shall be maintained by such bank (as applicable) in accordance with the terms of a form of custodial arrangement which shall also be consistent with the terms hereof.

1.10 “Depository” shall mean the Depository Trust Company, Participant’s Trust Company, Euroclear, and any other securities depository or clearing agency (and their respective successors and nominees) authorized under applicable law or regulation to act as a securities depository or clearing agency. [

1.11 “Government Security” shall mean book-entry Treasury securities (as defined in Subpart 0 of Treasury Department Circular No. 300, 31 C.F.R. 306) and any other securities issued or fully guaranteed by the United States government or any agency or instrumentality of the United States government.

1.12 “Market Value” of a Security means the market value of such security (including, in the case of a debt Security, the accrued interest on such Security) as determined by an independent pricing service designated by the Bank, or such other independent sources as may be selected by the Bank on a reasonable basis.    “

1.13 “Oral Instructions” shall mean verbal instructions actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person.

1.14 “Rebate” shall mean the amount payable by the Lender to a Borrower in connection with Securities loans that are at any time collateralized by Cash Collateral.

1.15 “Replacement Securities” means securities of the same issuer, class and denomination, and with the same distribution and corporate action rights (if exercised by the Lender)as such loaned Securities possessed at the close of business on the date such loaned Securities should have been returned.

1.16 “Securities Borrowing Agreement” shall mean with, respect to any Borrower, the agreement pursuant to which the Bank lends securities on behalf of its customers (including the Lender) to such Borrower as may be amended from time to time.

1.17 “Securities Loan Fee” shall mean the amount payable by a Borrower to the Bank, as agent for the Lender, pursuant to the applicable Securities Borrowing Agreement in connection with Securities loans, if any, that are collateralized by Collateral other than Cash Collateral.

1.18 “Security” shall mean any Government Securities, non-U.S. securities, commonstock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein, which are available for lending pursuant to Section 2.2 of this Agreement.

1.19 “Written Instructions” shall mean written communications actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person by letter, facsimile, e-mail, or any other method whereby the Bank is able to verify with a reasonable degree of certainty the identity of the sender of such communications or the sender is required to provide a password or other identification code, or by any other means mutually acceptable to Lender and Bank.

2. Appointment; Scope of Agency Authority.

2.1 Appointment. The Lender hereby appoints the Bank as its agent to lend Securities in the Account to Borrowers from time to time as hereinafter set forth, and the Bank hereby accepts appointment as such agent and agrees to so act.

2.2 Securities Subject to Lending. Unless the Lender provides otherwise in writing to the Bank, all Securities maintained in the Account shall be available for lending pursuant to this Agreement.

2.3 SSB Borrower. The Lender authorizes the Bank to effect loans of Securities with any person on the

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Approved Borrowers Schedule, including, without limitation, State Street Bank and Trust Company and any affiliate thereof (each acting in the capacity of a Borrower, hereafter also referred to as an “SSB Borrower”). The Lender acknowledges that it is aware that the Bank, acting as the Fund’s agent pursuant hereto, is or may be deemed to be the same legal entity as, or affiliated with, SSB Borrower acting as “Borrower” under a Securities Borrowing Agreement, and transactions effected pursuant to and in compliance with this Agreement and any Securities Borrowing Agreement with any SSB Borrower will not constitute a breach of trust or other fiduciary duty or any other duty by the Bank or affiliates thereof.

2.4 Loan Opportunities.

(a) The Lender acknowledges and agrees that the Bank administers lending programs for other customers of the Bank. The Bank does not represent or warrant that any amount or percentage of the Securities will in fact be loaned to Borrowers and the Bank shall have the right to decline to make any loans of Securities under any Securities Borrowing Agreement and to discontinue lending under any Securities Borrowing Agreement in its sole discretion and without notice to the Lender. The Lender agrees that it shall have no claim against the Bank based on, or relating to, loans made for other customers or for the Bank’s own account, or loan opportunities refused hereunder, whether or not the Bank has made fewer or more loans for any other customer or for the Bank’s own account than for the Lender, and whether or not any loan for another customer or for the Bank’s own account, or the opportunity refused, could have resulted in loans made hereunder.

(b) In accordance with the agency lending disclosure guidelines of the Securities Industry and Financial Markets Association, the Bank is required to disclose the identity and other information of each principal on whose behalf it serves as securities lending agent and will provide to Borrowers information for the purpose of identifying Lender, which may include taxpayer identification number and financial status. Prior to effecting any loan pursuant hereto, the Lender shall furnish the Bank with (i) the most recent available audited statement of Lender’s financial condition, (ii) the most recent available unaudited statement of Lender’s financial condition, if more recent than the audited statement, and (iii) any other financial information or statements reasonably requested .

(c) The Lender authorizes the Bank, as its agent, to enter into fee for holds arrangements with respect to Securities. The Bank will, in return for a fee from the Borrower, hold and reserve certain Securities and refrain from lending such Securities to any third party without the Borrower’s permission, provided, however, that the fee for holds arrangements shall not restrict or otherwise affect the Lender’s ownership rights with regard to the Securities, including the right to sell the Securities. The fee from the Borrower shall be allocated between the Bank and the Lender in accordance with Section 5.7 hereof.

(d) The Bank shall not be responsible for any statements, representations, warranties or covenants made by any Borrower or for Borrower’s performance of or failure to perform the terms of any loan , including the failure to make any required payments, except as otherwise expressly provided herein and except with respect to any SSB Borrower.

2.5 Use of Book-Entry System and Depositories. The Lender hereby authorizes the Bank on a continuous and on-going basis, to deposit in the Book-Entry System and the applicable Depositories all Securities eligible for deposit therein and to utilize the Book-Entry System and Depositories to the extent possible in connection with its receipt and delivery of Securities, Collateral, Approved Investments and monies under this Agreement. Where Securities, Collateral (other than Cash Collateral) and Approved Investments eligible for deposit in the Book-Entry System or a Depository are transferred to the Account, the Bank shall identify as belonging to the Lender a quantity of securities in a fungible bulk of securities shown on the Bank’s account on the books of the Book-Entry System or the applicable Depository. Securities, Collateral and Approved Investments deposited in the Book-Entry System or a Deposit will be represented in accounts which include only assets held by the Bank for customers, including but not limited to accounts in which the Bank acts in a fiduciary or agency capacity.

2.6 Compliance with Investment Company Act. The actions of the Bank as securities lending agent on behalf of the Lender, shall at all times comply with the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”).

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3. Representations and Warranties.

3.1 Lender’s Representations The Lender hereby represents and warrants to the Bank, which representations and warranties shall be deemed to be continuing and to be reaffirmed on any day that a Securities loan hereunder is outstanding, that:

(a) This Agreement, the Lender’s participation in the securities lending program of the Bank, and the use of the Approved Investments has been approved and will be reapproved annually by the Board of Directors/Trustees of the Lender as being in the best interests of shareholders of the Lender, and the Lender’s participation in a securities lending program has been disclosed to such shareholders in Lender’s prospectus; this Agreement is, and each Securities loan and Approved Investment will be, legally and validly entered into by the Lender, does not, and will not, violate any statute, regulation, rule, order or, judgment binding on the Lender, or any provision of the Lender’s agreement and declaration of trust or by-laws, or any agreement binding on the Lender or affecting its property, and is enforceable against the Lender in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors rights generally;

(b) The person executing this Agreement and all Authorized Persons acting on behalf of the Lender has and have been duly and properly authorized to do so;

(c) It is lending Securities as principal for its own account and it will not transfer, assign or encumber its interest in, or rights with respect to, any securities loans;

(d) All Securities subject to lending pursuant to Section 2.2 of this Agreement are free and clear of all liens, claims, security interests and encumbrances, no such Security subject to lending has been sold and the Lender has no present intention to sell any of the Securities subject to lending. The Lender shall promptly delete from the universe of Securities subject to lending referenced in Section 2.2 hereof any and all Securities which are no longer subject to the representations contained in this subparagraph (d);

(e) It has made its own determination as to the tax and accounting treatment of any distributions, Securities Loan Fees, remuneration or other funds received hereunder and it is entitled to receive all distributions made by the issuer with respect to loaned Securities;

(f) It will immediately notify the Bank by Oral Instructions and Written Instructions of the relevant details of any corporate actions, private consent offers/agreements and/or any other off-market arrangements that may require the recall and/or restriction of any Security from lending activity in sufficient time for the Bank to notify Borrowers of, and for the Borrowers to comply with, any instructions necessary to comply with the terms of such corparate actions, private consent offers/agreements and/or any other off-market arrangements ;

(g) It has received and reviewed the State Street Securities Lending Program Description and Risk document and confidential offering memorandum or equivalent offering document of the Approved Investment and is aware of the fees payable by such Approved Investment, including fees payable to the Bank or its affiliates; and

(h) It is not subject to the Employee Retirement Income Security Act of 1974, as amended with respect to this Agreement and the Securities; that it qualifies as an “accredited investor” within the mearning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, and that the taxpayer identification numbers and corresponding tax year-end are as set forth on Schedule A.

3.2 Bank’s Representations The Bank hereby represents and warrants to the Lender, which representations and warranties shall be deemed to be continuing and to be reaffirmed on any day that a Securities loan hereunder is outstanding, that:

(a) This Agreement and each Securities Borrowing Agreement is legally and validly entered into by the Bank, and this Agreement, each Securities Borrowing Agreement and the role of the Bank hereunder and thereunder do not and will not, violate any statute, regulation, rule, order or, judgment binding on the Bank, or any

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provision of the Bank’s charter or by-laws, or any agreement binding on the Bank or affecting its property, and is enforceable against the Bank in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors rights generally; and

(b) The person executing this Agreement on behalf of the Bank and all persons acting on the Bank’s behalf pursuant to this Agreement have been duly and properly authorized to do so.

4. Securities Lending Transactions.

4.l Loan Initiation. From time to time the Bank may lend Securities to Borrowers and deliver such Securities against receipt of Collateral in accordance with the applicable Securities Borrowing Agreement. The Bank shall not initiate a loan hereunder if, as a result of such loan, the Lender shall have more than 33% of its assets subject to loans (10% for the MML Managed Bond Fund).

4.2 Receipt of Collateral; Approved Investments.

(a) For each loan hereunder the Bank shall (i) initially receive Collateral equivalent to no less than 102% of the Market Value of the Securities lent and (ii) thereafter shall request on a daily basis as necessary additional Collateral, which shall be an amount such that the value of the Collateral in no event be equivalent to less than 100% of the Market Value of the Securities lent (as determined in accordance with the applicable Securities Borrowing Agreement), and the Bank is hereby authorized and directed, without obtaining any further approval from the Lender, to invest and reinvest all or substantially all of the Cash Collateral received in any Approved Investment. The Bank shall credit all Collateral, Approved Investments and Distributions received with respect to Collateral and Approved Investments to the Collateral Account and mark its books and records to identify the Lender’s ownership thereof as appropriate.

(b) All Approved Investments shall be for the account and risk of the Lender. To the extent any loss arising out of Approved Investments results in a deficiency in the amount of Collateral available for return to a Borrower pursuant to the Securities Borrowing Agreement, the Lender agrees to pay the Bank on demand cash in an amount equal to such deficiency.

(c) Except as otherwise provided herein, all Collateral, Approved Investments and Distributions credited to the Collateral Account shall be controlled by, and subject only to the instructions of, the Bank, and the Bank shall not be required to comply with any instructions of the Lender with respect to the same.

4.3 Distributions on Loaned Securities.

(a) Except as provided in the next sentence, all interest, dividends, and other distributions paid with respect to loaned Securities shall be credited to the Lender’s Account on the date such amounts are delivered by the Borrower to the Bank. Any non-cash distribution on loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the applicable loan (and shall be considered to constitute loaned Securities) as of the date such non-cash distribution is received by the Borrower, provided that the Lender may, by giving the Bank ten (10) business days’ notice prior to the date of such non-cash distribution, direct the Bank to request that the Borrower deliver such non-cash distribution to the Bank, pursuant to the applicable Securities Borrowing Agreement, in which case the Bank shall credit such non-cash distribution to the Lender’s Account on the date it is delivered to the Bank.

(b) The Lender acknowledges that (i) it will not be entitled to participate in any dividend reinvestment program or to vote with respect to Securities on loan on the applicable record date for such Securities, (ii) any payments of distributions from Borrower to the Lender are in substitution for the interest or dividend accrued or paid in respect of the loaned Securities and the tax and accounting treatment of such payment may differ from the tax and accoutning treatment of such interest or dividend, (iii) if any installment, call or rights issue becomes payable on or in respect of any loaned Securities, the Bank shall use reasonable efforts to comply with timely instructions from the Lender, provided that the Bank shall not be required to make any payment unless the Lender has first provided the Bank with funds to make such payment, and (iv) the Lender may be required to accept cash in lieu of fractional

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shares in all instances in which an issuer does not issue fractional shares.

4.4 Marks to Market. The Bank shall on each Business Day mark to market in U.S. dollars the value of all Securities loaned hereunder and accordingly receive and release Collateral in accordance with the applicable Securities Borrowing Agreement.

4.5 Termination of Loans.

(a) The Bank shall terminate any Securities loan to a Borrower in accordance with the applicable Securities Borrowing Agreement. as soon as practicable after:

(i) receipt by the Bank of a notice of termination from the Borrower pursuant to the Securities Borrowing Agreement;

(ii) receipt by the Bank of Written Instructions from the Lender instructing it to terminate a Securities loan;

(iii) receipt by the Bank of Written Instructions from the Lender deleting the Borrower as approved by the Lender;

(iv) upon the Bank’s becoming aware of the occurrence of any default pursuant to the applicable Securities Borrowing Agreement requiring termination of such loan;

(v) upon receipt of written notice from the Lender that the Securities subject to such loan are no longer available for lending pursuant to this Agreement.

(vi) whenever the Bank, in its sole discretion, elects to terminate such loan.

(b) Upon termination of a loan of Securities hereunder, the Bank shall instruct the Borrower to return the loaned Securities to the Account and shall receive the same. The Borrower is required to return such loaned Securities within such period of time specified in the Securities Borrowing Agreement but in no event later than the end of the customary settlement period. Without limiting any other obligation of the Bank hereunder, the Bank agrees that it shall not transfer (within the meaning of the Uniform Commercial Code) to the Borrower any Collateral in respect of such terminated loan except upon actual receipt of the loaned Securities.

4.6 Securities Loan Fee. The Bank shall receive any applicable Securities Loan Fee paid by Borrowers pursuant to the Securities Borrowing Agreement and credit all such amounts received to the Collateral Account.

4.7 Transfer Taxes and Necessary Costs. All transfer taxes and necessary costs with respect to the transfer of the loaned Securities by the Lender to the Borrower and the Borrower to the Lender upon the termination of the loan shall be paid by the Borrower in accordance with the applicable Securities Borrowing Agreement.

4.8 Remedies Upon Default.

(a)        If at the time of a default by a Borrower with respect to a loan hereunder (within the meaning of the applicable Securities Borrowing Agreement) some or all of the loaned Securities under such loan have not been returned by the Borrower, subject to the terms of this Agreement, the Bank shall indemnify Lender against the failure of the Borrower as follows. The Bank shall purchase Replacement Securities equal to the number of such unreturned Securities, to the extent that such Replacement Securities are available on the open market. Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such loan to the purchase of such Replacement Securities. Subject to Lender’s obligations pursuant to Sections 5.3 and 5.7 hereof, if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at the Bank’s expense.

(b)        If and to the extent that the Bank is unable to purchase Replacement Securities pursuant to Paragraph (a) hereof, the Bank shall credit to the Lender’s Account, within a reasonable time following the date described in (1) or (2) hereof, an amount equal to the Market Value of the unreturned loaned Securities for which Replacement

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Securities are not purchased, determined as of the last day on which (1) the Collateral continues to be successfully marked to market by the Borrower against the unreturned loaned Securities or (2) the next business day following the day referred to in (1) above, if higher.

(c)         In addition to making the purchases or credits required by Paragraphs (a) and (b) hereof, the Bank shall credit to the Lender’s Account the value of all distributions on the loaned Securities (not otherwise credited to the Lender’s Account with the Bank), for record dates which occur before the date that the Bank purchases Replacement Securities pursuant to Paragraph (a) or credits the Lender’s Account pursuant to Paragraph (b).

(d)        Any credits required under Paragraphs (b) and (c) hereof shall be made by application of the proceeds of the Collateral (if any) that remains after the purchase of Replacement Securities pursuant to Paragraph (a). If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at the Bank’s expense.

(e)        If after application of Paragraphs (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such loan are received from the Borrower, the Bank shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by the Bank pursuant to Paragraphs (a) through (d) above, and then to credit to the Lender’s Account all other amounts owed by the Borrower to Lender with respect to such loan under the applicable Securities Borrowing Agreement.

(f)        In the event the Bank is required to make any payment and/or incur any loss or expense under this Section 4.8, the Bank shall, to the extent of such payment, loss or expense, be subrogated to, and succeed to, all of the rights of the Lender against the Borrower under the applicable Securities Loan Agreement.

5. Concerning the Bank.

5.1        Standard of Care: Indemnification.

(a) It is expressly understood and agreed that in exercising its rights and performing its obligations hereunder, the Bank owes no fiduciary duty to the Lender. Except as set forth in Section 4.8 hereof, the Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys and accountants fees) incurred by the Lender, except those costs, expenses, damages, liabilities or claims arising out of the Bank’s negligence, willful misconduct, bad faith, or reckless disregard of its obligations and duties hereunder. For the purposes of this Section 5.1, it shall be deemed negligent for the Bank to fail to comply with any material terms of this Agreement or of any Securities Borrowing Agreement. The Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims (including reasonable attorneys and accountants fees), which are sustained or incurred by reason of any action or inaction by the Book-Entry System or any Depository or their respective successors or nominees. In no event shall the Bank be liable for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

(b) The Lender agrees to indemnify the Bank and to hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel, which the Bank may sustain or incur or which may be asserted against the Bank by reason of or as a result of any action taken or omitted by the Bank in connection with or arising out of the Bank’s operating under and in compliance with this Agreement, except those costs, expenses, damages, liabilities or claims arising out of the Bank’s negligence, bad faith, willful misconduct, or reckless disregard of its obligations and duties hereunder. The foregoing indemnity shall be a continuing obligation of the Lender, its successors and assigns, notwithstanding the termination of any loans hereunder or of this Agreement. Actions taken or omitted in reasonable reliance upon Oral or Written Instructions, any Certificate, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by the Bank to be genuine or bearing the signature of a person or persons reasonably believed by the Bank to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, shall be presumed to have been taken

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or omitted in good faith.

5.2 No Obligation to Inquire. Without limiting the generality of the foregoing, the Bank shall be under no obligation to inquire into, and shall not be liable for, the validity of the issue of any Securities at any time held in the Account or Approved Investments held in the Collateral Account, or the legality or propriety of any loans of Securities to Borrowers.

5.3 Advances, Overdrafts and Indebtedness; Security Interest.

(a) The Bank may, in its sole discretion, advance funds on behalf of the Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled pursuant to the Securities Borrowing Agreement. The Bank may also, in its sole discretion and as a matter of bookkeeping convenience, credit the Account with interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor and the Lender agrees that such bookkeeping credits may also be reflected on its books, and otherwise, as “immediately available” or “same day” funds or by some similar characterization. Notwithstanding any such credit or characterization, all such credits shall be conditional upon the Bank’s actual receipt of final payment and may be reversed by the Bank to the extent that final payment is not received. If the Bank, in its sole discretion, permits the Lender to use funds credited to the Account prior to receipt by the Bank of final payment thereof, the Lender shall nonetheless, continue to bear the risk of, and liability for, the Bank’s non- receipt of final payment in full.

(b) The Lender agrees to repay the Bank on demand the amount of any advance or credit described in Section 5.3(a) above or any other amount owed by the Lender hereunder plus accrued interest at a rate per annum (based on a 360-day year for the actual number of days involved) as agreed to by the parties from time to time. In order to secure repayment of any credit, advance, overdraft or other indebtedness of the Lender to the Bank arising hereunder, the Lender hereby agrees that the Bank shall have a continuing lien and security interest, to the extent of any such amounts owing, in and to all assets now or hereafter held in the Account and the Collateral Account, which is then in the Bank’s possession or control or in the possession or control of any third party acting on the Bank’s behalf. In this regard, the Bank shall be entitled to charge any amounts owed to the Bank hereunder against any balance of account standing to the credit of the Lender on the Bank’s books and, without limiting the foregoing, to all the rights and remedies of a pledgee under common law and a secured party under the Massachusetts Uniform Commercial Code and/or any other applicable laws and/or regulations as then in effect.

(c) The rights of the Bank and the obligations of the Lender under this Section are absolute and unconditional whether or not the Bank would be entitled to indemnification pursuant to Section 5.l(b) hereof.

(d) For all purposes of this Agreement, payment with respect to a transaction will not be “final” until the Bank shall have received immediately available funds which under applicable law or rule are irreversible, which are not subject to any security interest, levy or other encumbrance, and which are specifically applicable, or deemed by the Bank to be specifically applicable, to such transaction. A debit by the Bank to any other account of the Lender maintained by the Bank or to an account of any third party to whom or for whose account Securities have been delivered shall not constitute final payment to the extent that such debit creates an overdraft or does not otherwise result in the receipt by the Bank of immediately available, irreversible and unencumbered funds.

5.4 Advice of Counsel The Bank may, with respect to questions of law, apply for and obtain the advice and opinion of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

5.5 No Collection Obligations. The Bank shall be under no obligation or duty to take action to effect collection of any amounts payable in respect of Securities or Approved Investments if such Securities or Approved Investments are in default, or if payment is refused after due demand and presentation.

5.6 Pricing Methods. The Bank is authorized to utilize any recognized pricing information service or any other means of valuation specified in the applicable Securities Borrowing Agreement (“Pricing Methods”) in order

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to perform its valuation responsibilities with respect to loaned Securities, Collateral and Approved Investments, and the Lender agrees to hold the Bank harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such Pricing Methods.

5.7 Agent’s Fee. In connection with each Securities loan hereunder the Lender shall pay to the Bank a fee equal to 20% of (a) net realized income derived from Approved Investments, plus (b) any Securities Loan Fee paid or payable by the Borrower, minus (c) any Rebate paid to the Borrower. The Bank is authorized, on a monthly basis, to charge its fee and any other amounts owed by the Lender hereunder against the Account and/or Collateral Account.

5.8 Reliance On Certificates and Instructions. The Bank shall be entitled to rely upon any Certificate, any information contained on any Schedule hereto as may be amended in accordance with the terms hereof, and Written or Oral Instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered. The Lender agrees to forward to the Bank Written Instructions confirming Oral Instructions in such manner so that such Written Instructions are received by the Bank by the close of business of the same day that such Oral Instructions are given to the Bank. The Lender agrees that the fact that such confirming Written Instructions are not received on a timely basis or that contrary instructions are received by the Bank shall in no way affect the validity or enforceability of the transactions authorized by the Lender. The Bank will use reasonable efforts to report any subsequently received contrary instructions. In this regard, the records of the Bank shall be presumed to reflect accurately any Oral Instructions given by an Authorized Person or a person reasonably believed by the Bank to be an Authorized Person.

5.9 Disclosure of Account Information. It is understood and agreed that the Bank is authorized to supply any information regarding the Account which is required by any law or governmental regulation now or hereafter in effect.

5.10 Statements. The Bank will furnish the Lender with statements relating to loans hereunder on a daily basis and the income derived from such loans not less frequently than monthly. Such statements shall be in a form and contain such information as may be agreed to by the Bank and the Lender from time to time.

5.11 Force Majeure. The Bank shall not be responsible or liable for any losses, costs or damages suffered by the Lender resulting directly or indirectly from war, riot, revolution, terrorism, acts of government or other causes beyond the reasonable control or apprehension of the Bank.

5.12 No Implied Duties.

(a) The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and in the applicable Securities Borrowing Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement.

(b)The Lender shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against the Lender in connection with this Agreement.

6. Termination.

6.1 Procedure.This Agreement may be terminated (i) at any time by either party upon delivery to the other party of a written notice specifying the date of such termination, which shall be not less than sixty (60) days after the date of receipt of such notice, (ii) immediately by either party if required by law, or (iii) thirty (30) days after notice by Lender to the Bank indicating a material breach of this Agrement by the Bank, and the Bank has not cured such breach prior ro the expiration of such thirty days.    The effects of termination shall be that (a) following such termination, no further loans shall be made hereunder, and (b) within a reasonable time after termination of this Agreement, the Bank shall terminate any and all outstanding loans.

Securities Lending Agrmt	10	July 2012

6.2 Outstanding Loans. Notwithstanding any such notice, this Agreement shall continue in full force and effect with respect to all loans of Securities outstanding on the date of termination and the provisions hereof shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as provided herein.

7. Miscellaneous.

7.1 Exclusivity. The Lender agrees that it shall not enter into any other agreement with any third party whereby such third party is permitted to make loans on behalf of the Lender of any securities held by the Bank in the Account from time to time.

7.2 Certificates. The Lender agrees to furnish to the Bank a new Certificate in the event that any present Authorized Person ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new Certificate is received, the Bank shall be fully protected in acting upon Oral Instructions or signatures of the present Authorized Persons.

7.3 Notices.

(a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Bank, shall be sufficiently given if addressed to the Bank and received by it at its offices at State Street Bank and Trust Company, Securities Finance, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111-2900, Attention: Legal Department, 4th floor,, with a copy to such other place as the Bank may from time to time designate in writing. Email: SFLegal@statestreet.com. Fax: 617-946-0046.

(b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Lender shall be sufficiently given if addressed to the Lender and mailed or delivered to it at its offices at 1295 State Street, Springfield, MA 01111, attention Nicholas H. Palmerino, with a copy to: Andrew M. Goldberg, Esq., Vice President and Secretary,or at such other place as the Lender may from time to time designate in writing.

7.4 Cumulative Rights and No Waiver. Each and every right granted to a party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of a party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.

7.5 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

7.6 Agents. The Bank may use such agents, including but not limited to, affiliates, regulated clearing agents, securities depositaries, third party custodians as the Bank deems appropriate to carry out its duties under this Agreement. To the extent that an affiliate of the Bank acts as the Bank’s agent hereunder, the Bank agrees to be responsible for the acts and omissions of such affiliate as though performed by the Bank directly. Each Fund agrees that the Bank’s sole liability for the acts or omissions of any other agent shall be limited to liability arising from the Bank’s failure to use reasonable care in the selection of such agent.

7.7 Agreement; Amendments. This Agreement amends, restates and supersedes any other agreement between any of the Funds and the Bank, including those Agency Lending Agreements dated June 10, 1998, March 1, 2000, February 26, 2001 and May 2, 2005, and the Amended and Restated Securities Lending Agency Agreement dated September 1, 2007, as amended or any representations made by one party to the other, whether oral or in writing, concerning loans of Securities by the Bank on behalf of the Fund. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

Securities Lending Agrmt	11	July 2012

7.8 Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

7.9 Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles thereof. The Lender hereby consents to the jurisdiction of a state or federal court situated in Boston, Massachusetts in connection with any dispute arising hereunder.

7.10 No Third Party Beneficiaries. In performing hereunder, the Bank is acting solely on behalf of the Lender and no contractual or service relationship shall be deemed to be established hereby between the Bank and any other person.

7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

7.12 SIPA Notice. THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE LENDER WITH RESPECT TO LOANS HEREUNDER AND, THEREFORE, THE COLLATERAL DELIVERED TO THE BANK AS AGENT FOR THE LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF A BORROWER’S OBLIGATION IN THE EVENT SUCH BORROWER FAILS TO RETURN THE LOANED SECURITIES.

7.13 Liability of Trustees. A copy of the Lender’s Trust Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this agreement is executed on behalf of the Board of Trustees of the Lender as trustees and not individually. The obligations of the Lender are not personally binding upon, nor shall resort be had to the property of, any of the trustees, shareholders, officers, employees or agents of the Lender, but only the property of the Lender shall be bound.

7.14 Records. The Bank shall maintain all such records for such time as is required by the 1940 Act and shall make all such records available for the inspection of the Lender, and subject to security precautions, confidentialty and other limitations reasonably acceptable to the Bank, Lender’s independent auditors and the internal auditors of Massachusetts Mutual Life Insurance Company, upon reasonable prior written notice during the Bank’s normal business hours. Such records shall be deemed to be the property of the Lender to the extent required by the 1940 Act or other applicable law or regulation.

7.15 Agency Lending Disclosure. Lender authorizes the Bank to disclose Lender’s identity as a principal lender, and certain other related Account information, including but not limited to name and address, tax identification number, lendable assets, and the Lender’s prospectus, to the Bank’s standard list of approved borrowers, as reasonably necessary for such borrowers to perform credit and risk approval, analysis and monitoring, and to satisfy operational, books and records, regulatory capital, financial, credit, legal, audit and regulatory requirements related to securities lending transactions.

7.16 Performance Explorer. Lender hereby agrees to participate in the Performance Explorer service offered by the Bank through Data Explorers Limited and Lender further agrees that as a condition for its participation in the Performance Explorer service, the Bank is authorized by Lender to provide to Data Explorers information relating to Lender’s loaned Securities on an anonymous basis for aggregation into the Data Explorers database, provided that the identity of the Lender as owner of the loaned Securities is in no way identifiable and provided further that Data Explorers Limited has agreed to treat any such information provided to it confidentially and to use such information solely for the purposes of providing the service.

7.17 Several Obligations of Portfolios. This Agreement is an agreement entered into between the Bank and each of MassMutual Select Funds, Mass Mutual Premier Funds, MML Serieis Investment Fund, and MML Serieis Investment Fund II, and any additional fund as the parties may agree from time to time by amendment hereto (each,

Securities Lending Agrmt	12	July 2012

for purposes hereof, a “Parent Fund”) on behalf of their respective individual series listed on Schedule A, individually (each, as defined in the introductory paragraph of this Agreement, a Lender or Fund), as if this Agreement were between such individual Parent Fund and the Bank. With respect to any obligation of the respective Fund, or Parent Funds on behalf of their respective individual Funds, arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though the Bank had separately contracted with the Parent Fund by separate written instrument with respect to each Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

MASSMUTUAL SELECT FUNDS By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:	STATE STREET BANK AND TRUST COMPANY By: /s/ Gino L. Timperio Name: Gino L. Timperio Title: Senior Managing Director

MASSMUTUAL PREMIER FUNDS By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:

MML SERIES INVESTMENT FUND By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:

MML SERIES INVESTMENT FUND II By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:

Securities Lending Agrmt	13	July 2012

Schedule A

    This Schedule is attached to and made part of the Second Amended and Restated Securities Lending Agency Agreement dated the 31st day of July, 2012 between each of MASSMUTUAL SELECT FUNDS, MASSMUTUAL PREMIER FUNDS, MML SERIES INVESTMENT FUND, and MML SERIES INVESTMENT FUND II on behalf of their respective individual series listed on Schedule A (each a “Fund” or “Lender”) and STATE STREET BANK AND TRUST COMPANY (the “Bank”)

MASSMUTUAL SELECT FUNDS

Fund Series Name	Tax Identification No.	Tax Year End
MassMutual RetireSMARTSM 2010 Fund	03-0532456	31-Dec
MassMutual RetireSMARTSM 2015 Fund	27-1933828	31-Dec
MassMutual RetireSMARTSM 2020 Fund	03-0532467	31-Dec
MassMutual RetireSMARTSM 2025 Fund	27-1933753	31-Dec
MassMutual RetireSMARTSM 2030 Fund	03-0532468	31-Dec
MassMutual RetireSMARTSM 2035 Fund	27-1933389	31-Dec
MassMutual RetireSMARTSM 2040 Fund	03-0532471	31-Dec
MassMutual RetireSMARTSM 2045 Fund	27-1932769	31-Dec
MassMutual RetireSMARTSM 2050 Fund	26-1345332	31-Dec
MassMutual RetireSMARTSM Conservative Fund	45-1618155	31-Dec
MassMutual RetireSMARTSM Growth Fund	45-1618222	31-Dec
MassMutual RetireSMARTSM In Retirement Fund	03-0532464	31-Dec
MassMutual RetireSMARTSM Moderate Fund	45-1618262	31-Dec
MassMutual RetireSMARTSM Moderate Growth Fund	45-1618046	31-Dec
MassMutual Select BlackRock Global Allocation Fund	27-1028263	31-Dec
MassMutual Select Blue Chip Growth Fund	04-3556992	31-Dec
MassMutual Select Diversified International Fund	14-1980900	31-Dec
MassMutual Select Diversified Value Fund	01-0821120	31-Dec
MassMutual Select Focused Value Fund	04-3512590	31-Dec
MassMutual Select Fundamental Growth Fund	04-3512593	31-Dec
MassMutual Select Fundamental Value Fund	04-3584138	31-Dec
MassMutual Select Growth Opportunities Fund	04-3512589	31-Dec
MassMutual Select Indexed Equity Fund	04-3410047	31-Dec
MassMutual Select Large Cap Value Fund	04-3513019	31-Dec
MassMutual Select Mid Cap Growth Equity II Fund	04-3512596	31-Dec
MassMutual Select Mid-Cap Value Fund	42-1710935	31-Dec
MassMutual Select Overseas Fund	04-3557000	31-Dec
MassMutual Select PIMCO Total Return Fund	27-2377446	31-Dec
MassMutual Select Small Cap Growth Equity Fund	04-3464205	31-Dec
MassMutual Select Small Cap Value Equity Fund	02-0769954	31-Dec
MassMutual Select Small Company Growth Fund	04-3584141	31-Dec
MassMutual Select Small Company Value Fund	04-3584140	31-Dec
MassMutual Select Strategic Bond Fund	26-0099965	31-Dec
MM MSCI EAFE® International Index Fund	45-5357167	31-Dec
MM Russell 2000® Small Cap Index Fund	45-5366542	31-Dec
MM S&P® Mid Cap Index Fund	45-5349772	31-Dec

MASSMUTUAL PREMIER FUNDS

Fund Series Name	Tax Identification No.	Tax Year End
MassMutual Barings Dynamic Allocation Fund	45-3168892	30-Sep
MassMutual Premier Balanced Fund	04-3212054	30-Sep
MassMutual Premier Capital Appreciation Fund	51-0529336	30-Sep
MassMutual Premier Core Bond Fund	04-3277549	30-Sep
MassMutual Premier Disciplined Growth Fund	04-3539084	30-Sep
MassMutual Premier Disciplined Value Fund	04-3539083	30-Sep
MassMutual Premier Diversified Bond Fund	04-3464165	30-Sep
MassMutual Premier Focused International Fund	02-0754273	30-Sep
MassMutual Premier Global Fund	51-0529334	30-Sep
MassMutual Premier High Yield Fund	04-3520009	30-Sep
MassMutual Premier Inflation-Protected and Income Fund	03-0532475	30-Sep
MassMutual Premier International Bond Fund	26-1345534	30-Sep
MassMutual Premier International Equity Fund	04-3212044	30-Sep
MassMutual Premier Main Street Fund	51-0529328	30-Sep
MassMutual Premier Money Market Fund	04-3212059	30-Sep
MassMutual Premier Short-Duration Bond Fund	04-3212057	30-Sep
MassMutual Premier Small/Mid Cap Opportunities Fund	04-3424705	30-Sep
MassMutual Premier Strategic Emerging Markets Fund	26-3229251	30-Sep
MassMutual Premier Value Fund	04-3277550	30-Sep
MML SERIES INVESTMENT FUND
Fund Series Name	Tax Identification No.	Tax Year End
MML Aggressive Allocation Fund	75-3248604	31-Dec
MML American Funds® Core Allocation Fund	26-2998142	31-Dec
MML American Funds® Growth Fund	26-2997971	31-Dec
MML American Funds® International Fund	26-2998059	31-Dec
MML Balanced Allocation Fund	75-3248595	31-Dec
MML Blue Chip Growth Fund	05-0633800	31-Dec
MML Conservative Allocation Fund	75-3248590	31-Dec
MML Equity Income Fund	03-0584493	31-Dec
MML Equity Index Fund	04-3365021	31-Dec
MML Focused Equity Fund	45-3612851	31-Dec
MML Foreign Fund	05-0633812	31-Dec
MML Fundamental Growth Fund	45-3612938	31-Dec
MML Fundamental Value Fund	27-2959469	31-Dec
MML Global Fund	05-0633810	31-Dec
MML Growth & Income Fund	05-0633799	31-Dec
MML Growth Allocation Fund	75-3248602	31-Dec
MML Income & Growth Fund	05-0633797	31-Dec
MML Large Cap Growth Fund	05-0633801	31-Dec
MML Large Cap Value Fund	04-3513013	31-Dec
MML Mid Cap Growth Fund	05-0633806	31-Dec
MML Mid Cap Value Fund	05-0633805	31-Dec
MML Moderate Allocation Fund	75-3248601	31-Dec
MML PIMCO Total Return Fund	27-2959552	31-Dec
MML Small Cap Growth Equity Fund	04-3464208	31-Dec
MML Small Company Value Fund	26-4101700	31-Dec
MML Small/Mid Cap Value Fund	05-0633808	31-Dec

Securities Lending Agrmt	15	July 2012

    MML SERIES INVESTMENT FUND II

Fund Series Name	Tax Identification No.	Tax Year End
MML Blend Fund	04-2808313	31-Dec
MML China Fund	26-2997893	31-Dec
MML Equity Fund	04-2476032	31-Dec
MML High Yield Fund	27-1932691	31-Dec
MML Inflation-Protected and Income Fund	11-3646937	31-Dec
MML Managed Bond Fund	04-2741778	31-Dec
MML Short-Duration Bond Fund	27-1932589	31-Dec
MML Small/Mid Cap Equity Fund	04-3420558	31-Dec
MML Strategic Emerging Markets Fund	26-2997645	31-Dec

MASSMUTUAL SELECT FUNDS By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:	MASSMUTUAL PREMIER FUNDS By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:

MML SERIES INVESTMENT FUND By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:	MML SERIES INVESTMENT FUND II By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:

Securities Lending Agrmt	16	July 2012

Exhibit I

This Exhibit I is attached to and made part of the Second Amended and Restated Securities Lending Agency Agreement dated the 31st day of July, 2012 between each of MASSMUTUAL SELECT FUNDS, MASSMUTUAL PREMIER FUNDS, MML SERIES INVESTMENT FUND, and MML SERIES INVESTMENT FUND II on behalf of their respective individual series listed on Schedule A (each a “Fund” or “Lender”) and STATE STREET BANK AND TRUST COMPANY (the “Bank”)

Approved Investments

State Street Navigator Securities Lending Prime Portfolio

Lender instructs the Bank to invest all cash Collateral in the State Street Navigator Securities Lending Prime Portfolio (“Prime Portfolio”). Lender has previously completed and delivered to the Bank a Subscription Agreement relating to investment in the Prime Portfolio. .

On an annualized basis, the management/custody/fund administration/transfer agent fee for investing cash Collateral in the Prime Portfolio is not more than 5.00 basis points netted out of yield. The trustee of the Prime Portfolio may pay out of the assets of the Prime Portfolio all reasonable expenses and fees of the Prime Portfolio, including trustee, professional and audit fees or disbursements incurred in connection with the operation of the Prime Portfolio.

MASSMUTUAL SELECT FUNDS By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:	MML SERIES INVESTMENT FUND By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:

MASSMUTUAL PREMIER FUNDS By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title:	MML SERIES INVESTMENT FUND II By: /s/ Nicholas H. Palmerino Name: Nicholas H. Palmerino Title: